Exhibit 21.1



          List of Subsidiaries.






          UniPro Financial Services, Inc. caused the incorporation in the State of Florida on April 27, 2004 of a business "for profit" corporation under the name of Upholdings, Inc.

          As of the date of this registration statement
          no  activities  have yet  been  conducted  by
          Upholdings,  Inc. and there are no  immediate
          plans   to  begin  any  operations  in   this
          subsidiary.